Exhibit 99.1

Innovative Industrial Properties Expands Partnership with PharmaCann with Acquisition and Long-Term Lease of Massachusetts Property

SAN DIEGO, CA – May 31, 2018 – Innovative Industrial Properties, Inc. (the “Company”) (NYSE: IIPR), the leading provider of creative real estate capital solutions to the medical-use cannabis industry, announced today that it closed on the acquisition of the property located at Lot 1, Hopping Brook Road, Holliston, Massachusetts, and entered into a long-term lease and development agreement with a subsidiary of PharmaCann LLC ("PharmaCann") for an approximately 26,000 square foot industrial facility and an approximately 32,000 square foot greenhouse facility on the property.

The purchase price for the property was $3.0 million. The PharmaCann subsidiary is also expected to construct the two buildings at the property, for which the Company has agreed to provide reimbursement of up to $15.5 million (the "Construction Funding"). Assuming full reimbursement for the construction, the Company’s total investment in the property will be $18.5 million. PharmaCann operates two cultivation and processing facilities and four registered medical-use cannabis dispensaries in Illinois, one cultivation and processing facility and four registered medical-use cannabis dispensaries in New York, and one medical-use cannabis dispensary in Massachusetts, in addition to being provisionally approved for medical-use cannabis cultivation and processing at the property and dispensing at two other locations in Massachusetts, and provisionally approved for cultivation in Ohio and dispensing in both Maryland and Pennsylvania.

Concurrent with the closing of the purchase, the Company entered into a long-term, triple-net lease agreement with the PharmaCann subsidiary, which intends to operate the property upon completion of development as a medical-use cannabis cultivation and processing facility in accordance with Massachusetts medical-use cannabis regulations. The initial term of the lease is 15.25 years, with two options to extend the term for two additional five-year periods. The lease provides for an initial annualized aggregate base rent of $2,682,500, payable monthly, which is equal to 14.5% of the sum of the purchase price of the property and the Construction Funding, subject to an initial six month base rent abatement. The aggregate base rent is subject to 3.25% annual increases during the term of the lease, and the PharmaCann subsidiary is also responsible for paying the Company a property management fee equal to 1.5% of the then-current base rent. The PharmaCann subsidiary's obligations under the lease are guaranteed by all affiliates operating in the cannabis industry, including any entity formed during the term of the lease.

The Company previously completed a sale-leaseback transaction with PharmaCann for PharmaCann's New York medical-use cannabis cultivation and processing facility in December 2016.

“We are very pleased to extend our relationship with PharmaCann and support their continued growth into new states,” said Paul Smithers, President and Chief Executive Officer of the Company. “We believe that PharmaCann's highly skilled team of professionals sets a very high bar for operational excellence and quality, and we look forward to the continued expansion of their platform to reach more and more patients in need."

“We are thrilled to begin our work in Massachusetts to bring our products to patients throughout the state, and to have Innovative Industrial Properties as our capital and real estate partner in this expansion," said Teddy Scott, Chief Executive Officer of PharmaCann. "IIP has been a strong partner since acquiring our New York property in 2016, and we look forward to working closely with IIP for the development of this property in the months to come."

About Innovative Industrial Properties

Innovative Industrial Properties, Inc. is a self-advised Maryland corporation focused on the acquisition, ownership and management of specialized industrial properties leased to experienced, state-licensed operators for their regulated medical-use cannabis facilities. Innovative Industrial Properties, Inc. has elected to be taxed as a real estate investment trust, commencing with the year ended December 31, 2017. Additional information is available at www.innovativeindustrialproperties.com.

About PharmaCann

PharmaCann LLC is one of the largest medical cannabis providers in the nation, with nine dispensary locations and three production facilities currently operating across multiple states.  Focused on elevating the role of cannabinoid-based therapies in the healthcare industry, PharmaCann offers pharmaceutical grade cannabis products to patients looking for relief from qualifying medical conditions.  For more information about PharmaCann, please visit www.pharmacann.com.

Innovative Industrial Properties Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding the lease and development of the Massachusetts property, PharmaCann and the Massachusetts medical-use cannabis market, are forward-looking statements. When used in this press release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Investors should not place undue reliance upon forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Catherine Hastings

Chief Financial Officer, Chief Accounting Officer and Treasurer

Innovative Industrial Properties, Inc.

(858) 997-3332